Exhibit T3B.66

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

VOLUSIA MALL MEMBER SPE LLC

THIS AMENED AND RESTTED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement’’) is made and entered into as of the 26th day of April, 2019 by and among Volusia Mall Limited Partnership, a New York limited partnership, as sole equity member of the Company, the Primary Springing Member and the Secondary Springing Member.

WITNESSETH:

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to that certain Limited Liability Company Agreement of Volusia Mall Member SPE, LLC dated June 19, 2019 (the “Original Agreement’’), and the Certificate of Formation of the Company was filed with Delawar Secretary of State on May 28, 2009; and

WHEREAS, the Company was formed as a limited liability company under and pursuant to the Act for the pursuant to the act for the purpose of serving as the chief manager and special purpose member of Volusia Mall, LLC, a Florida limited liability company (the “Property Owner’’), whose sole business activity, in turn, is the ownership, management and operation of certain real estate and the improvements thereon, located in Daytona Beach, Florida and commonly knowns as “Volusia Mall’’ (hereinafter referred to sometimes as the Property’’ and sometimes as the “Mortgaged Premises”); and

WHEREAS, the Property is encumbered by that certain Amended Restated and Increased Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated June 19, 2009, which was a restatement of that certain Mortgage, Assignment of Leases and Rents and Security Agreement dated October 28, 1998 (collectively, the “Original Mortgage’’), which Original Mortgage is being modified and amended as of the date hereof pursuant to that certain Second Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Mortgage’’), to secure a loan in the principal amount of $50,000,000.00 (the “Loan’’) from New York Life Insurance Company (and together with its successors and assigns as the owner and holder of the loan referred to herein as the “Lender’’) to Property Owner which Loan is evidenced by that certain Amended and Restated Promissory Note from the Property Owner to Lender in the amount of $50,000,000 (the “Note”); and

WHEREAS, pursuant to the terms of the Mortgage, the Company is required to be a bankruptcy remote “special purpose entity “ or “single purpose entity whose organizational documents are required to certain provision including those designed to qualify the Company as a bankruptcy remote “special purpose entity” or “single purpose entity” and the Member desires that this Agreement contain such provisions; and

WHEREAS, in addition thereto, the Member desires to amend and restate the rules, regulations and provisions regarding the management of the business of the Company, the conduct of the Company’s business and the rights and privileges of the Member

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings hereinafter contained and other good and valuable consideration , the receipt and sufficiency of which are hereby acknowledge, the Member, the Primary Springing Member and the Secondary Springing Member hereto amend and restate the Original Agreement in its entirety to provide and agree as follows;

ARTICLE I

DEFINITIONS

1.1        Definitions. As used herein the terms set out in this Section 1.1 shall have the meanings indicated below Terms not otherwise defined herein shall have the meaning set forth in the act.

“Act” means the Delaware Limited Liability Company Act (6 Del.C §18-101 et seq.) in effect on the date hereof and as may be hereafter amended.

“Affiliate” means, as to any Member (or as to any other Person the affiliates of whom are relevant for purpose of any of the provisions of this Agreement ), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Member or such other Person. As used in this definition, the verb “to control” means to possess, directly or indirectly, the power to direct or to cause the direction of management, policies or activities of a person, whether through ownership of voting securities, by contract or otherwise, Without limiting the generally of the foregoing, a Person shall be deemed to control any other person in which it owns, directly or indirectly, a majority of the ownership interests.

“Agreement” means this Amended and Restated limited Liability Company Agreement of the Company and as the same may be hereafter amended.

“Bankruptcy” means, with respect to any person, if such person (i) makes an assignment of the benefits of creditors, (ii) files respect to any voluntary or involuntary bankruptcy, insolvency or reorganization petition, case or proceeding in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, sequestrator, assignee, custodian, liquidator, or any similar official for such Person or of all or any substantial part of its properties, (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated, (viii) institutes any proceedings under any applicable insolvency law, (ix) otherwise seeks any relief under any laws relating to relief from debts or protection of debtors, (x) makes any assignment for the benefit of creditors, or (xi) takes any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board of Managers” means the Board of Managers of the Company as set forth in Article VIII consisting of the Chief Manager, the Secretary and the Independent Manager and such other Managers as may be appointed pursuant to Article VIII.

“Cash Flow of the Company” means the cash receipts generated from the ordinary day-today operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for

(i)         the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of Delaware;

(ii)        provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Board of Managers (except the Independent Manager shall not participate in such decisions); and

(iii)       other reserves which, in the discretion of the Board of Managers (except the Independent Manager shall not participate in such decisions), are necessary for the operation of the Company’s business.

“Certificate of Formation” means that certain Certificate of Formation of the Company filed with the Secretary of State of Delaware on May 28, 2009, and as the same may be hereafter amended or corrected.

“Chief Manager” means Volusia Mall Limited Partnership or its successor as appointed pursuant to Article VIII,

“Code” means the Internal Revenue Code of 1986, as may be hereafter amended.

“Company” means Volusia Mall Member SPE, LLC, the Delaware limited liability company formed by the Member.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“Independent Manager” shall have the meaning set forth in Section 8.3.

“Lender” shall have the meaning set forth in the recitals.

“Loan” shall have the meaning set forth in the recitals.

“Loan Documents” means the Mortgage, the Note, and all documents and certificates contemplated thereby or delivered in connection therewith, including the “Loan Documents” as defined in the Mortgage.

“Manger(s)” means the members of the Company’s Board of Managers as described in Article VIII consisting of the Chief Manager, the Secretary and the Independent Manager, and/or any subsequent or additional Manager as may be elected by the Member. A Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

“Member” means Volusia Mall Limited Partnership, a New York limited partnership, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Springing Members or the Special Member.

“Member Cessation Event” shall have the meaning set forth in Section 6.4.

“Membership Interest” means the Member’s entire limited liability company interest in the Company.

“Mortgage” shall have the meaning set forth in the recitals.

“Mortgaged Premises” shall have the meaning set forth in the recitals.

“Note” shall have the meaning set forth in the recitals.

“Original Mortgage” shall have the meaning set forth in the recitals.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Primary Springing Member” means CBL & Associates Properties, Inc., a Delaware corporation, and any successor thereto.

“Professional Independent Manager” shall have the meaning set forth in Section 8.3(a).

“Property” shall have the meaning set forth in the recitals.

“Property Owner” shall have the meaning set forth in the recitals.

“Related Provisions” shall have the meaning set forth in Section 12.7.

“Secondary Springing Member” means CBL & Associates Management, Inc., a Delaware corporation, and any successor thereto.

“Secretary” means the member of the Board of Managers who is designated as the Secretary of the Company as described in Article VIII. or any subsequent Secretary as may be elected by the Member.

“Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to Section 6.4, a Person acting as either Primary Springing Member or Secondary Springing Member, in such Person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Special Purpose Provisions” shall have the meaning set forth in Section 12.7.

“Springing Member” means a Person to be admitted as a member of the Company pursuant to the provisions of Section 6.4, including but not limited to the Primary Springing Member and the Secondary Springing Member.

“Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

ARTICLE II

FORMATION

2.1           Continuation of the Company. The Member hereby acknowledges formation of the Company by the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on May 28, 2009. The Member shall continue to be admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.2            Name. The name of the Company shall be Volusia Mall Member SPE, LLC. The Company may adopt and conduct its business under such assumed or trade names as the Board of Managers (except the Independent Manager shall not participate in such decision) may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3            Certificate of Formation. Stephanie L. Hall was previously designated as an “authorized person” within the meaning of the Act, and had executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Thereafter, Ms. Hall’s powers as an “authorized person” ceased and the Member thereupon became the newly designated “authorized person,” and shall continue as the “authorized person” within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

2.4            Limited Liability Company Agreement. The Member hereby states that except as otherwise required by the Act, the Company shall be operated subject to the terms and conditions of this Agreement.

2.5            Offices. The principal executive office of the Company shall be 2030 Hamilton Place Boulevard, Suite 500, CBL Center, Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Board of Managers (except the Independent Manager shall not participate in such decisions).

ARTICLE III

PURPOSE AND POWER

3.1            Purpose. The purpose for which the Company is formed is limited solely to acquiring, holding and disposing of an interest in, and serving as chief manager of, Volusia Mall, LLC and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of this purpose. Also, it is the stated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a limited liability company under the Act and to be characterized, for federal tax purposes, as a disregarded entity under federal tax laws. Subject to the terms of this Agreement, the Board of Managers (except the Independent Manager shall not participate in such decision unless specifically stated otherwise in this Agreement) shall revise this Agreement and/or otherwise restructure the Company if such action is necessary to continue the status of the Company as a limited liability company under the Act and to continue the Company’s characterization as a disregarded entity under federal tax laws.

3.2            Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by this Agreement, the Act and applicable law. The Company, and the Member or the Chief Manager on behalf of the Company, are hereby authorized to execute, deliver and perform the Second Amended and Restated Limited Liability Company Agreement of Volusia Mall, LLC, and, on behalf of Volusia Mall, LLC, execute the Loan Documents, and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, notwithstanding Section 7.2 or any other provision of this Agreement. Each of the Member and the Chief Manager is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Member or the Chief Manager to enter into other documents on behalf of the Company. Any action heretofore taken by or on behalf of the Company in connection with the foregoing is hereby ratified and confirmed notwithstanding any other provisions of this Agreement.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1            Capital Contributions. The Member has made a contribution to the capital of the Company of the cash or agreed value of other property or services contributed in the amount set forth on Exhibit “A” attached hereto. The Member is not required to make any additional capital contribution to the Company.

4.2            Capital Accounts. The Company will maintain for each Member an account designated as his/her/its “Capital Account” in accordance with Treasury Regulations Section 1.704- 1(b).

ARTICLE V

CASH FLOW

5.1            Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Member subject to any limitations on the Company’s ability to make distributions imposed by the Lender in the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or would constitute a default under the Loan Documents.

ARTICLE VI

MEMBERS, MEMBER MEETINGS, AND VOTING RIGHTS

6.1           Admission of Additional Members and Transfers of Indirect Interests.

(a)             Except as to the Springing Members set forth in Section 6.4. or a member admitted to the Company pursuant to Section 11.1, no other Person shall be admitted to the Company as a member of the Company without the unanimous consent of the Members. The Secretary shall revise Exhibit “A” attached hereto to reflect the admission of new Members. Notwithstanding the foregoing and notwithstanding anything to the contrary contained in or implied by any other provision of this Agreement or of any other document governing the formation, management or operation of the Company, until no obligation under the Loan remains outstanding or the Property Owner is no longer otherwise obligated to make principal or interest payments under the Loan Documents (whichever is earlier to occur), no additional Member may be admitted to the Company, other than pursuant to Section 11.1, Section 6.2, Section 6.3 or Section 6.4 unless (1) there is a transfer of 100% of the limited liability company interest in the Company to a single Person, and (2) an acceptable nonconsolidation opinion is delivered to the holder of the Loan, if required under the Loan Documents, concerning, as applicable, the Company, the new transferee and/or their respective owners, except as provided under the Loan Documents.

(b)             Except as expressly provided otherwise in the Loan Documents, no transfer of any direct or indirect ownership interest in the Company may be made such that the transferee owns, in the aggregate with the ownership interests of its Affiliates and family members, more than a 49% direct or indirect interest in the Company unless an acceptable nonconsolidation opinion is delivered to the holder of the Loan, if required under the Loan Documents, concerning, as applicable, the Company, the new transferee and/or their respective owners.

6.2.           Assignments.

(a)            Subject to Section 6.1 and any transfer restrictions contained in the Loan Documents, the Member may assign its limited liability company interest in the Company. Subject to Section 6.1, if the Member transfers its limited liability company interest in the Company pursuant to this Section 6.2. the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest pursuant to this Section 6.2, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any successor to a Member by merger or consolidation in compliance with the Loan Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement, and the Company shall continue without dissolution.

(b)           Notwithstanding anything to the contrary contained in this Agreement until (i) the Loan is no longer outstanding or (ii) the Company is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), the Company shall always have one and only one Member.

6.3            Resignation. Until the Loan ceases to be outstanding or the Property Owner is no longer obligated to make principal or interest payments under the Loan Agreement (whichever is earlier to occur), the Member may not resign, except as permitted under the Loan Documents and if an additional member is admitted to the Company pursuant to Section 6.1. If the Member is permitted to resign pursuant to this Section 6.3. an additional member of the Company shall be admitted to the Company, subject to Section 6.1. upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

6.4            Springing Members.

(a)            Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.2 and 6.1. or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 6.3 and 6.0 (a “Member Cessation Event”), the Primary Springing Member shall, without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. If, however, at the time of a Member Cessation Event, the Primary Springing Member is no longer able to step into the role of Special Member, then in such event, the Secondary Springing Member shall without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Company as Special Member and shall continue the Company without dissolution. It is the intent of these provisions that the Company never have more than one Special Member at any particular point in time. No Special Member may resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement. The Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, a Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of the Special Member, each of the Primary Springing Member and the Secondary Springing Member shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as a Primary Springing Member or Secondary Springing Member shall not be a member of the Company.

(b)           The Company shall at all times have a Primary Springing Member and a Secondary Springing Member. No resignation or removal of a Springing Member, and no appointment of a successor Springing Member, shall be effective unless and until such successor shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Primary Springing Member or Secondary Springing Member, the Member shall, as soon as practicable, appoint a successor Springing Member to fill such vacancy. By signing this Agreement, a Springing Member agrees that, should such Springing Member become a Special Member, such Springing Member will be subject to and bound by the provisions of this Agreement applicable to a Special Member.

6.5            Meetings. Meetings of the Members may be called by the Board of Managers or any Member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.6            Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.7            Voting. Each Member shall have voting power proportionate to his/her/its Membership Interest. Except as otherwise expressly provided in this Agreement, the Members shall only be entitled to vote on the selection of members of the Board of Managers. Unless otherwise provided by law or this Agreement, action on a matter (other than the election of Managers) by Members at a meeting at which a quorum is present is approved if the votes cast favoring the action exceed the votes cast opposing the action. Managers shall be elected by a plurality of the votes cast by the Membership Interests entitled to vote in the election at a meeting at which a quorum is present.

6.8            Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken in lieu of a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Such action by written consent in lieu of a meeting shall be delivered to the Board of Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1            Management of Company. The overall management of the business and affairs of the Company shall be vested in the Board of Managers; provided, however, the Independent Manager shall only be authorized, expected and required to participate in the decisions described in Section 8.3(b). The Independent Manager shall have no obligation to monitor the day-to-day affairs of the Company or participate in the operations of the Company or its business other than participation in the decisions described in Section 8.3(b). All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in Section 8.3(b) of this Agreement and the Independent Manager shall otherwise have no authority to bind the Company. Except for duties to the Company as set forth above, the Independent Manager shall not have any fiduciary duties to the Member, Board or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to the Company, the Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct. All decisions (other than those set forth in Section 8.3(b)) with respect to the management of the Company shall be made by the Board of Managers excluding the Independent Manager. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Independent Manager shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Independent Manager of the Company. Notwithstanding any duty otherwise existing at law or in equity, the Independent Manager and any Affiliate of the Independent Manager may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

7.2            Borrowing. Subject to Section 9.1 of this Agreement, the Company may borrow for Company purposes from any source upon such terms and conditions as the Board of Managers (except the Independent Manager shall not participate in such decision) may determine as set forth in Article VIII subject to any term or provision of the Loan Documents. Upon such approval by the Board of Managers, the Chief Manager shall be and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, security agreements, deeds of trust and other documents and instruments required by the lender in connection therewith.

ARTICLE VIII

BOARD OF MANAGERS

8.1             Election, Withdrawal and Removal of Managers. The Company shall at all times have a Board of Managers consisting of at least three (3) Managers, those being the Chief Manager, the Secretary and the Independent Manager. The Chief Manager, Secretary and Independent Manager shall be the Persons designated as such on Exhibit “B”, each of whom shall hold office until removal from office or until such Person’s respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager, Secretary and Independent Manager, may be held by the same Person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers except as to any substitute for the Independent Manager unless pursuant to Section 8.3(c). The Members may, at any time and without cause, remove any one (1) or more of the Managers except the Independent Manager other than as set forth in Section 8.3(c). The Members may, at any time, eliminate any Manager position other than that of the Chief Manager, the Secretary and the Independent Manager. Subject to Section 8.3(a). any Manager may, at any time and upon thirty (30) days prior written notice to the Member, resign as a Manager, but such resignation shall not affect such Person’s status as a Member, if any.

8.2            Authority of Board of Managers. Unless otherwise specifically stated herein, all decisions relating to the operation and management of the Company and its assets and affairs shall be made by the majority vote of the Board of Managers of the Company excluding the Independent Manager. The Independent Manager shall be entitled only to participate in such decisions as set forth in Section 8.3(b) and no action on the matters set forth in Section 8.3(b) shall be permitted without the affirmative vote of the Independent Manager consenting to such action. Except as to the matters listed in Section 8.3(b), the Board of Managers of the Company excluding the Independent Manager shall be entitled to meet and take action with respect to all matters relative to the Company and its assets without notice to or participation by the Independent Manager.

8.3           The Independent Manager; Authority of Independent Manager; Replacement of Independent Manager.

(a)        Independent Manager. As stated herein, the Company’s Board of Managers shall at all times include at least one duly appointed Independent Manager satisfactory to Lender. The Company’s initial Independent Manager is the person set forth and designated on Exhibit “B” attached hereto. An “Independent Manager” (including the Independent Manager set forth on Exhibit “B” attached hereto) shall mean a manager of the Company who is a natural person who is not at the time of initial appointment, or at any time while serving as an Independent Manager of the Company, and has not been at any time during the preceding five (5) years: (i) a stockholder, manager (other than as an Independent Manager of the Company), officer, employee, partner, member, director, attorney or counsel of the Property Owner, the Company, any Affiliate of either of them or any direct or indirect parent of either of them, (ii) a creditor, customer, supplier or other Person who derives more than ten percent (10%) of its purchases or revenues from its activities with the Company, the Property Owner or any Affiliate of either of them, (iii) a Person controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person;

provided, that an individual who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager of the Company if such individual is at the time of initial appointment, or at any time while serving as an Independent Manager of the Company, an independent director, member or manager of a “special purpose entity” affiliated with the Company if such individual is an independent director or manager provided by a nationally- recognized company that provides professional independent directors and managers (a “Professional Independent Manager”) and other corporate services in the ordinary course of its business. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve the such entity’s separateness that are substantially similar to the Special Purpose Provisions of this Agreement. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager, who shall satisfy the definition of “Independent Manager” in this Agreement. No Independent Manager shall at any time serve as a trustee in bankruptcy for any Affiliate of the Company.

The Independent Manager is an intended beneficiary of this Agreement, and the Member confirms that this Agreement is a legal, valid and binding agreement of the Member, enforceable against the Member by the Independent Manager.

(b)       Authority of Independent Manager. Notwithstanding any other provision of this Agreement or any other document governing the formation, management or operation of the Company, or any provision of law that otherwise empowers the Company, the Managers, the Member or any other Person, until all obligations under the Loan are no longer outstanding or the Property Owner is no longer otherwise required to make principal or interest payments under the Loan Documents (whichever is earlier to occur), the following matters shall require the prior unanimous written consent of the Board of Managers including the Independent Manager before the specified action may be taken by the Company or any Member, Manager or other Person on behalf of the Company and, therefore, no action on the following matters shall be taken by the Company or any Member, Manager or other Person on behalf of the Company unless the Company has an Independent Manager then serving in such capacity and such Independent Manager shall consent to the following matters:

(i)            To file or consent to the filing of a voluntary bankruptcy petition or any bankruptcy, insolvency or reorganization case or proceeding on behalf of or for the Company or the Property Owner, institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally on behalf of or for the Company or the Property Owner;

(ii)           To seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or the Property Owner or a substantial portion of the properties of either of them;

(iii)          To make any assignment for the benefit of the Company’s or the Property Owner’s creditors;

(iv)          To admit in writing the Company’s inability to pay its debts generally as they become due;

(v)           To take any action in furtherance of any of the foregoing;

(vi)          To amend the Certificate of Formation and/or this Agreement (other than any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the Certificate of Formation or this Agreement); provided, however, that the power to amend shall be subject to the provisions of Section 12.7.

Except as otherwise specifically provided herein, approval of all other matters brought before the Board of Managers shall require the vote of a majority of the members of the Board of Managers, excluding the Independent Manager. The Company shall conduct its business so that the assumptions made with respect to the Company and any Affiliate in any “substitutive non- consolidation” opinion letter delivered in connection with the closing of the Loan be true and correct in all respects.

(c)         Replacement of an Independent Manager. Until all obligations under the Loan are no longer outstanding or the Property Owner is no longer otherwise obligated to make principal or interest payments under the Loan Documents (whichever is earlier to occur), the Member shall not remove the Independent Manager, and the resignation of any Independent Manager shall not be effective unless and until, (i) the Company or Property Owner shall have given Lender not less than five (5) business days’ notice, which notice shall include a copy of a resume for the proposed replacement Independent Manager reflecting that such Independent Manager has the characteristics as set forth in Section 8.3(a), (ii) a new Independent Manager having the characteristics as set forth in Section 8.3(a) has been appointed effective as of the time of such removal or resignation and (in) such successor Independent Manager shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as reasonably practicable, appoint a successor Independent Manager, who shall satisfy the definition of “Independent Manager” in this Agreement.

(d)         Expenses of Independent Manager for Third Party Reviews/ Assessments/Opinions. In the event the Independent Manager is called upon to participate in a decision set forth in Section 8.3(b) and the Independent Manager deems it advisable to retain third parties, including third party counsel, accountants, financial consultants or other professionals, to assist him in the review and analysis of the proposed action on such decision, the Company, upon presentation by the Independent Manager of written evidence of the fees or costs paid by the Independent Manager for such assistance, shall promptly reimburse the Independent Manager for the reasonable costs of such assistance.

(e)        Limitations. To the fullest extent permitted by law, including Section 18- 1101 (c) of the Act, the Independent Manager shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on any matter set forth in subsection (b) above. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. Solely for the purposes of exercising the limited rights as set forth in this Agreement, an Independent Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the LLC Act.

8.4            Chief Manager. The Chief Manager shall:

(a)         Participate as a member of the Board of Managers and preside over any meetings of the Board of Managers;

(b)         See that all orders and resolutions of the Board of Managers are carried into effect;

(c)         Sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another Person or is expressly (i) delegated or limited by this Agreement, or (ii) delegated by the Board of Managers to some other Manager or agent of the Company;

(d)         Carry out the day to day operations of the Company in accordance with the directions of and subject to the review of the Board of Managers of the Company excluding the Independent Manager;

(e)         Perform other duties prescribed by the Board of Managers excluding the Independent Manager, by this Agreement, or by the Act; and

(f)          In the event the Company has a vacancy in the office of Secretary, receive any notices, documents or other matters that otherwise are required to go to the Secretary.

8.5            Secretary. The Secretary shall:

(a)         Participate as a member of the Board of Managers;

(b)         Keep accurate membership records for the Company;

(c)         Maintain records of and, whenever necessary, certify all proceedings of the Board of Managers of the Company;

(d)         Receive notices required to be sent to the Secretary and to keep a record of such notices in the records of the Company; and

(e)        Perform other duties prescribed by the Board of Managers excluding the Independent Manager.

8.6            Other Managers. If the Member elects other Managers in addition to the Chief Manager, Secretary and the Independent Manager, such other Managers shall perform such duties as are specifically designated by the Board of Managers excluding the Independent Manager.

8.7            Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Board of Managers excluding the Independent Manager, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee of the Manager.

8.8            Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Company and the transaction is authorized, approved or ratified by the Board of Managers or if the transaction is fair to the Company.

8.9            Other Interests. Notwithstanding any duty otherwise existing at law or in equity, subject to Section 8.3 with respect to the Independent Manager, any Manager or member of the Company may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.10          Standard of Conduct. Notwithstanding any duty otherwise existing at law or in equity, a Manager shall discharge the duties of such Person’s office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, subject to Section 7.1, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

ARTICLE IX

SPECIFIC COVENANTS

Notwithstanding any provision in this Agreement or in any other document governing the formation, management or operation of the Company to the contrary, until (i) the Loan is no longer outstanding or (ii) the Property Owner is no longer otherwise obligated to make principal or interest payments under the Loan Documents (whichever is the earlier to occur), the following covenants shall apply and be binding on the Member, Board of Managers and the Company:

9.1            Limitation on Indebtedness. The Company will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than trade and operational debt incurred in the ordinary course of business with trade creditors in amounts as are normal and reasonable under the circumstances provided that such debt is paid within sixty (60) days of the date it is incurred.

9.2            Limitation on Dissolution, Liquidation, Consolidation, Merger or Sale of Assets. The Company is, to the fullest extent permitted by law, prohibited from engaging in any dissolution, liquidation, consolidation, merger or sale of substantially all its assets.

9.3            Separateness Covenants. The Member agrees as follows:

(a)         the Company does not and will not own, either directly or indirectly, any asset or property other than the membership interest in Property Owner;

(b)         the Company has not and will not engage in any business other than the ownership of the membership interest in Property Owner, and the Company will conduct and operate its business as presently conducted and operated;

(c)         the Company has not entered and will not enter into any contract or agreement with any affiliate of the Company, any constituent party of the Company or any affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms- length basis with unaffiliated third parties;

(d)         the Company has not incurred and will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than trade and operational debt incurred in the ordinary course of business with trade creditors in amounts as are normal and reasonable under the circumstances provided that such debt is paid within sixty (60) days of the date it is incurred. No indebtedness other than the Loan may be secured (subordinate or pari passu) by the Company’s interest in the Property Owner;

(e)         the Company has not made and will not make any loans or advances to any third party (including any affiliate, constituent party or any affiliate of any constituent party), and has not and will not acquire obligations or securities of its affiliates or any constituent party, other than its ownership interest in Property Owner;

(f)          the Company has been, is and intends to remain solvent and the Company has and will pay its own debts and liabilities from its assets (to the extent of such funds and assets), as the same shall become due;

(g)         the Company has done or caused to be done and will do or cause to be done all things necessary to observe organizational formalities and preserve its existence, and the Company has not and will not, nor has the Company permitted nor will the Company permit any of its constituent parties, to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation, bylaws, articles of organization, operating agreement, trust agreement or other organizational document of the Company or such constituent party in a manner which would result in a breach of any of the representations, warranties or covenants set forth in this Section 9.3 or in a manner that would otherwise adversely affect the Company’s single purpose status;

(h)         the Company has and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, any constituent party and any other Person; provided, however, the Company may include its financial statements as part of a consolidated financial statement if (i) such statements contain a notation that makes clear that the Company is a separate entity and that the assets and credit of the Company are not available to satisfy liabilities of any other Person and that the assets and credit of such other Person are not available to satisfy liabilities of the Company; the Company will file its own tax returns, except to the extent that (i) the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (ii) it is allowed to file consolidated tax returns, in which case the Company may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return; and the Company has maintained and shall maintain its books, records, resolutions and agreements as official records;

(i)          the Company has been and will be, and at all times has and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate of the Company, any constituent party of the Company, or any affiliate of any constituent party), has corrected and will correct any known misunderstanding regarding its status as a separate entity, has conducted and will conduct business in its own name, has not identified and shall not identify itself or any of its affiliates as a division or part of the other and has maintained and shall maintain and utilize separate stationery, invoices and checks; although from a marketing standpoint, the Mortgaged Premises may be disclosed as being associated with CBL & Associates Properties, Inc., and CBL & Associates Management, Inc. may promote its services related to the Mortgaged Premises using service marks that it uses to promote its services at other shopping centers owned directly or indirectly through affiliates of CBL & Associates Properties, Inc.; provided, however, that to the extent CBL & Associates Management, Inc. acts on behalf of the Company, the Company will require that CBL & Associates Management, Inc. expressly indicate in written communications on behalf of the Company that it is acting on behalf of the Company;

(j)         the Company has not assumed or guaranteed and will not assume or guaranty the debts of any other Person, has not held and will not hold itself out to be responsible for the debts of any other Person, and has not and will not otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(k)        the Company has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(1)        to the fullest extent permitted by law, neither the Company nor any of its respective constituent parties has caused or will cause or permit the dissolution, winding up, liquidation, consolidation or merger in whole or in part, of the Company, or the division of the Company into multiple entities or series pursuant to Section 18-217 of the Act; and neither the Company nor any nor any of its respective constituent parties has disposed or will dispose of all or substantially all of the assets of the Company and has not changed and will not change the Company’s legal structure in any material manner;

(m)       the Company has not commingled and will not commingle the funds and other assets of the Company with those of any affiliate or constituent party or any other Person;

(n)       the Company has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or constituent party, or any other Person;

(o)       the Company does not and will not hold itself out to be responsible for the debts or obligations of any other Person;

(p)        the Company does and shall continue to (i) allocate fairly and reasonably any overhead and expense for office space shared with any affiliated Person, (ii) pay any liabilities, including salaries of its employees, out of its own funds and not from funds of any affiliated Person and/or (iii) maintain a sufficient number of employees (which may be zero) in light of its contemplated business operations;

(q)       the Company shall not violate or cause to be violated the assumptions made with respect to the Company and its respective direct or indirect constituent entities in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan, if any; and

(r)        this Agreement shall always require the prior unanimous written consent of the Board of Managers including the Independent Manager for any Member, Manager or other Person to file or consent to the filing of a voluntary bankruptcy petition or any bankruptcy, insolvency or reorganization case or proceeding on behalf of the Company, to institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally on behalf of or for the Company, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of the properties of the Company, to make any assignment for the benefit of the Company’s creditors or to take any action in furtherance of any of the foregoing.

Failure of the Company, the Member or the Managers on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

ARTICLE X

FISCAL MATTERS

10.1      Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2      Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

10.3      Tax Status; Elections. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, the Member hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Property Owner Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Member.

ARTICLE XI

DISSOLUTION

11.1      Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act or (iii) December 31, 2059. Upon the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company, to the full extent permitted by law, the Company shall be continued in a manner permitted by this Agreement or the Act.

Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member of the Company shall not cause the Member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. Additionally, notwithstanding any other provision of this Agreement, each of the Member and each Special Member waive any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or any Special Member, or the occurrence of an event that causes the Member or any Special Member to cease to be a member of the Company.

Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.2 and 6.1 or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 6.3 and 6.1). to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the date of the occurrence of the event that terminated the continued membership of such member in the Company.

11.2     Winding Up; Cancellation of Articles of Organization. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XII

GENERAL PROVISIONS

12.1     Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a)         in the case of the Company, to the address set forth in Section 2.5;

(b)         in the case of any Member, to the address set forth on Exhibit “A”; or to such address as any party may specify in writing to the other parties.

12.2      Integration. This Agreement embodies the entire agreement and understanding among the Member and Springing Members and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

12.3      Applicable Law. This Agreement and the rights of the Member, Springing Members and Managers shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflict of laws principles).

12.4      Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

12.5      Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its respective heirs, executors, administrators, successors, transferees and assigns.

12.6      Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

12.7      Amendment. Notwithstanding anything to the contrary contained in or implied by any other provision of this Agreement or of any other document governing the formation, management or operation of the Company, until (i) all obligations under the Loan are no longer outstanding or (ii) the Property Owner is no longer otherwise obligated to make interest or principal payments under the Loan Documents (whichever is the earlier to occur) then except as to any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the portions of this Agreement referenced immediately hereafter, the Company, the Member and the Board of Managers are prohibited from amending (a) the provisions of Articles IX or XI or Sections 3.1, 6.1, 6.2, 6.3, 6.4, 8.1, 8.2, 8.3, 12.7, or 12.8, of this Agreement (the “Special Purpose Provisions”) or (b) any defined term used in the Special Purpose Provisions, any provisions of Sections 2.2, 5.1, 12.2. 12.3, 12.5, 12.9 or 12.10, or any other provision of this Agreement so as to repeal, override or substantially alter the effect of any of the Special Purpose Provisions (the “Related Provisions”), without the written consent of the Lender, its successors or assigns. Thereafter, this Agreement may be amended, modified or supplemented only by a writing executed by each of the Members. Notwithstanding the preceding statements, the Secretary is hereby authorized and directed to amend Exhibit “A” and/or “B” to reflect changes in the information set forth on Exhibit “A” and/or “B”. To the fullest extent permitted by law, no amendment to the Certificate of Formation shall be made that is inconsistent with the Special Purpose Provisions. In the event of any conflict between any of the Special Purpose Provisions or the Related Provisions and any other provision of this Agreement or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions and the Related Provisions shall control.

12.8            Waiver of Partition; Nature of Interest. To the fullest extent permitted by law, each of the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 5.1 hereof. The interest of the Member in the Company is personal property.

12.9     Benefits of Agreement: No Third-Party Rights. Except for the Lender, its successors or assigns as holders of the Loan with respect to the Special Purpose Provisions, (1) none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member or a Special Member, and (2) nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person, except as provided in Section 8.3. The Lender, its successors or assigns are intended third-party beneficiaries of the Special Purpose Provisions and may enforce the Special Purpose Provisions.

12.10    Indemnification. The Company shall be authorized and shall indemnify the Member and the Managers pursuant to, in accordance with and to the fullest extent allowed under the Act and other applicable law. Notwithstanding the foregoing, any such indemnification shall be fully subordinate to the Loan and, to the fullest extent permitted by law, shall not constitute a claim against the Company in the event that the Company’s cash flow is insufficient to pay its obligations under the Loan Documents.

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IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

MEMBER:

VOLUSIA MALL LIMITED PARTNERSHIP
a New York limited partnership

By:	Volusia Mall GP, Inc.,
its sole general partner

By:
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

PRIMARY SPRINGING MEMBER:

CBL & ASSOCIATES PROPERTIES, INC.,
A Delaware corporation

By:
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

SECONDARY SPRINGING MEMBER:

CBL & ASSOCIATES MANAGEMENT, INC.,
a Delaware corporation

By:
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

INDEPENDENT MANAGER:

Michelle A. Dreyer

EXHIBIT “A”

TO

\LIMITED LIABILITY COMPANY AGREEMENT OF VOLUSIA MALL MEMBER SPE, LLC

Members

		Cash Contributed or
	Percentage	Agreed Value of Other
Name. Address	Interest	Property or Services

Volusia Mall Limited Partnership	100%	$1,000
2030 Hamilton Place Boulevard
Suite 500, CBL Center
Chattanooga, Tennessee 37421

EXHIBIT “B”

TO

LIMITED LIABILITY COMPANY AGREEMENT OF
VOLUSIA MALL MEMBER SPE, LLC

Managers and Tax Matters Member

Chief Manager:	Volusia Mall Limited Partnership

Secretary:	Volusia Mall GP, Inc.

Independent Manager:	Michelle A. Dreyer